Exhibit 99.1

                                                                    News Release
[SPRINT LOGO]
                                                                   Sprint Nextel
                                                             6200 Sprint Parkway
                                                       Overland Park, Kan. 66251

                                                                  Media Contact:
                                                    James Fisher, (703) 433-8677
                                                       James.w.fisher@sprint.com

                                                     Investor Relations Contact:
                                                 Yijing Brentano, (800) 259-3755
                                                   Investor.relations@sprint.com



               SPRINT NEXTEL ANNOUNCES APPOINTMENT OF FRANK IANNA
                            TO ITS BOARD OF DIRECTORS

OVERLAND PARK, Kan. - March 3, 2009 - Sprint (NYSE: S) today announced the appointment of Frank Ianna to the company's Board of Directors. Ianna served for 31 years in a variety of leadership positions at AT&T before retiring in 2003.

"We welcome Frank Ianna as an excellent addition to our board," said James Hance, chairman of the board of Sprint Nextel. "His broad telecom experience gives him particularly strong insight into the operational and strategic issues facing Sprint as we work to improve our performance and build greater value for shareholders."

"I'm very pleased to join the Sprint Nextel board," Ianna said. "I've worked closely with Sprint's CEO Dan Hesse in the past, and I have been impressed with the progress he and the board have made in improving Sprint's financial stability, customer care and marketing in the last year. I look forward to helping the board take the company's performance to the next level."

Ianna, 59, currently serves as Chief Executive Officer and Director of Attila Technologies LLC, a Technogenesis(R) Company incubated at Stevens Institute of Technology. He began his career with Bell Laboratories, the AT&T research and development subsidiary in 1972. He went on to hold positions at the company in sales, marketing, product development, operations and international services. In 1998, he was named President, AT&T Network Services, and was responsible for all voice, data and wireless networks; business customer care operations, CIO functions and access management. He has served on several non-profit organization and corporate boards before and after his retirement from AT&T, including service on the board of Tellabs since 2004 and on the board of Clearwire Corporation since 2008.

He received an undergraduate degree in electrical engineering in 1971 from Stevens Institute of Technology, and a masters degree in electrical engineering from Massachusetts Institute of Technology in 1972.

Ianna will serve on the Board until the 2009 annual meeting, when he will be nominated for re-election by shareholders at that time.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving over 49 million customers at the end of the fourth quarter 2008; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.